Media Contacts:
Brenda South, Weber Shandwick: (206) 576-5561; bsouth@webershandwick.com                                               Exhibit 99.1

FOR IMMEDIATE RELEASE:

AMBASSADORS GROUP NAMES ANTHONY DOMBROWIK
 CFO
Former Red Lion Executive to Lead Finance for Global Educational
 Travel Leader

SPOKANE, Wash. – Sept. 24, 2010 – Ambassadors Group, Inc., (NASDAQ: EPAX) the parent company of People to People Ambassador Programs, World Adventures Unlimited, and BookRags, an educational research website, today, announced the appointment of Anthony F. Dombrowik to the position of Chief Financial Officer and Senior Vice President.  Dombrowik, a seasoned executive from Red Lion Hotels Corporation, takes over the position from Vice President, Finance and Accounting, Kristi Gravelle, who has been serving in the position on an interim capacity.

     “We are pleased to add Tony Dombrowik to our executive team, and also wish to thank Kristi Gravelle for her hard work and leadership,” said Jeff Thomas, President and CEO of Ambassadors Group.  “Tony’s financial and operational strengths will be a great asset to the organization. We look forward to bringing his strong transactional expertise, strategic planning and management prowess to work for our organization. He has done some great work at Red Lion during a difficult economy, and his skill set translates well to our work at Ambassadors Group.”

          Anthony Dombrowik has been with Red Lion Hotels Corporation since 2003, initially as corporate controller, growing and expanding into executive roles as vice president, senior vice president and ultimately a promotion to senior vice president and chief financial officer in 2008.

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AMBASSADORS GROUP NAMES ANTHONY DOMBROWIK CFO	Page 2

     In his prior position as senior vice president, chief financial officer, Dombrowik was responsible for all financial and fiduciary aspects of the company, with $170 million in revenue, $350 million in corporate assets and 2,500 associates.

     Dombrowik is a Spokane native and graduate of Gonzaga University.  Prior to working at Red Lion he worked as a consultant and auditor for the international public accounting firm BDO Seidman, LLP starting in 1992.  He currently lives in Spokane with his wife and two children.

About Ambassadors Group

     Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious, education company located in Spokane, Washington.  Ambassadors Group is the parent company of People to People Ambassador Programs, World Adventures Unlimited, and BookRags, an educational research website.  The company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group and subsidiaries is available at www.ambassadorsgroup.com.

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